Exhibit 99.1

Sep 19, 2017

LendingTree Acquires Non-Lending Assets of SnapCap

CHARLOTTE, N.C., Sept. 19, 2017 -- LendingTree, Inc. (NASDAQ: TREE) announced today that it has acquired certain assets of Snap Capital LLC, a tech-enabled online platform connecting business owners with lenders offering small business loans, lines of credit and merchant cash advance products through a concierge-based sales approach.

"SnapCap has a talented team with a unique, high-touch business model," said Doug Lebda, founder and CEO of LendingTree. "The company's concierge-based approach provides a quality end-to-end sales experience for customers while delivering high-intent borrowers and superior unit economics for lending partners.  This transaction is consistent with our strategic plan and recent acquisitions, and we are confident it will help us scale and accelerate our small business channel."

"We are incredibly excited to be part of the LendingTree team. We have spent five years building this business and to partner with LendingTree is strong validation of our business model and its unique strengths" said Hunter Stunzi, co-founder of SnapCap. "Since LendingTree first launched its business loan marketplace in 2014, LendingTree has been committed to increasing credit accessibility for small businesses and we share the same vision of simplifying the loan process for business owners.  We feel confident that this partnership will enable us to capture meaningful market share in the small business loan space and help even more business owners obtain the financing they need."

The acquisition purchase has a possible total consideration of $21 million, which consists of $12 million in cash at closing, and contingent consideration payments of up to $9 million.

About SnapCap:
Based in Charleston, South Carolina, SnapCap is leading a revolution in small business finance by reducing the complexities found in the traditional lending process. Committed to investing in small business, SnapCap offers a better way to borrow by focusing on performance-based financing. Personal service combined with real-time evaluation technology makes it easier to provide financing solutions with greater speed and accuracy to the small businesses that drive the American economy.

About LendingTree, Inc.
LendingTree, Inc. (NASDAQ: TREE) operates the nation's leading online loan marketplace and provides consumers with an array of online tools and information to help them find the best loans for their needs.  LendingTree's online marketplace connects consumers with multiple lenders that compete for their business, empowering consumers as they comparison-shop across a full suite of loans and credit-based offerings.  Since its inception, LendingTree has facilitated more than 65 million loan requests.  LendingTree provides access to its network of over 500 lenders offering home loans, home equity loans/lines of credit, reverse mortgages, personal loans, auto loans, small business loans, credit cards, student loans and more.
LendingTree, Inc. is headquartered in Charlotte, NC and maintains operations solely in the United States. For more information, please visit www.lendingtree.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
The matters contained in the discussion above may be considered to be "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, as amended. Those statements include statements regarding the intent, belief or current expectations or anticipations of the Company and members of its management team regarding the expected benefits from the acquisition.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: the retention of key employees of SnapCap and the ability of the Company to successfully integrate SnapCap to achieve expected benefits; adverse conditions in the economy affecting small business lenders and their willingness or interest to  acquire marketing leads from us or SnapCap; increased competition and its effect on our or SnapCap's website traffic, click-through  rates, advertising rates, margins, and market share ability to provide competitive service to small business lenders and to merchants using SnapCap's and the Company's online offerings and other platforms; ability to maintain brand recognition for both the Company and SnapCap and to effectively leverage the LendingTree brand with the SnapCap brand; ability to develop new products and services and enhance existing ones; competition; the potential effects of existing and new laws, rules or regulations; failure to maintain the integrity of systems and infrastructure through integration; and failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights.  These and additional factors to be considered are set forth under "Risk Factors" in the Company's Annual Report on Form 10-K for the period ended December 31, 2016, in its quarterly report on Form 10-Q for the period ended June 30, 2017 and in its other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.